Exhibit 4.1

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

SecureTech Innovations, Inc., a Wyoming company ("SecureTech"), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act" ): common stock, $0.001 par value ("Common Stock").

Authorized Capital Shares

Our Articles of Incorporation, as amended, authorizes us to issue up to 550,000,000 shares of capital stock, consisting of 500,000,000 shares of Common Stock and up to 50,000,000 shares of preferred stock, $0.001 par value. The outstanding shares of our Common Stock are fully paid and non-assessable

As of March 24, 2026, we had 17,077,368 shares of Common Stock issued and outstanding and 19,725 shares of Series A Preferred Stock, $0.001 par value; no other classes or shares of preferred stock are issued and outstanding.

Description of Common Stock

The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended Articles of Incorporation ("Articles of Incorporation") and our Bylaws ("Bylaws"), each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Articles of Incorporation, our Bylaws, and the applicable provisions of Wyoming law for additional information.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Other Rights and Preferences

Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights. Holders of Common Stock may act by unanimous written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Dynamic Stock Transfer, Inc.

Listing

Our Common Stock is quoted on the OTCQB® Venture Market under the symbol "SCTH."

Anti-Takeover Effects of Provisions of our Articles of Incorporation, Bylaws, and Wyoming Law

The following is a brief description of the provisions in our Articles of Incorporation and Bylaws that could have an effect of delaying, deferring, or preventing a change in control of SecureTech.

Authorized Shares

Our Articles of Incorporation authorize the issuance of up to 500 million shares of common stock and up to 50 million shares of blank check preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting, or other rights that could supersede and/or adversely affect the voting power and/or other rights of the holders of our common stock. The ability of our Board of Directors to issue shares of common stock and/or preferred stock could make it more difficult or discourage an attempt to obtain control of SecureTech through a proxy contest, tender offer, merger, or otherwise.

No Cumulative Voting

Holders of our common shares do not have cumulative voting rights in the election of Directors. The absence of cumulative voting may make it more difficult for shareholders owning less than a majority of our common shares to elect any Directors to our Board.

Number of Directors; Vacancies; Removal

Our Bylaws provide that our Board of Directors may increase or decrease the number of directors at any Board meeting. Any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold such office until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, or by an election at an annual shareholders meeting, or at a special meeting of stockholders called for that purpose. A director chosen to fill a position resulting from an increase in the number of directors shall hold office only until the next election of directors by the stockholder.

Our Bylaws provide that any director or directors of the corporation may be removed from office at any time, with or without cause, by the vote or written consent of stockholders representing not less than a majority of the issued and outstanding capital stock entitled to voting power.

Control Share Acquisitions

We may be, or we may become subject to Wyoming's control share law in the future. The law focuses on the acquisition of a "controlling interest," which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect and individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the corporation's stockholders, approved at a special or annual meeting of stockholders. The control share law contemplates that the other stockholders will consider voting rights only once. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell their shares to others. If the buyers of those shares do not acquire a controlling interest, their shares are not governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Business Combinations

Wyoming's control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law that prohibits certain business combinations between Wyoming corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder," unless the corporation's Board of Directors approves the combination in advance. For purposes of Wyoming law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation's assets to finance the acquisition or otherwise to benefit their own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.